EXHIBIT 99.1

SELECTED FINANCIAL DATA

	For the Years Ended December 31,
	2005(1)	2004(1)	2003	2002	2001
	(in thousands except per share data)
OPERATING DATA
Total revenue(4)	$483,892	$424,288	$297,962	$268,200	$237,513
(Loss) income from continuing operations(4)	$(590)	$29,466	$35,314	$45,504	$19,601
Basic per share amounts
(Loss) income from continuing operations available to common shareholders(4)	$(0.27)	$0.37	$0.57	$0.83	$0.15
Diluted per share amounts
(Loss) income from continuing operations available to common shareholders(4)	$(0.27)	$0.37	$0.56	$0.82	$0.14
Distributions per common share:
Ordinary income	$1.47	$1.52	$1.67	$1.92	$1.74
Capital gain	0.22	0.32	0.06	0.08	0.07
Return of capital	0.54	0.35	0.42	0.11	0.26

Total	$2.23	$2.19	$2.15	$2.11	$2.07

	As of December 31,
	2005	2004	2003	2002	2001(2)
	(in thousands)
BALANCE SHEET DATA
Total assets	$2,957,372	$2,940,584	$2,067,091	$1,620,327	$1,353,296
Total borrowings(3)	$1,859,220	$1,684,502	$1,014,869	$826,423	$590,934

(1)	The consolidation of Shurgard Europe and First Shurgard in our financial statements for periods beginning January 1, 2004 materially affects the comparability of total revenue, total assets and total borrowings presented in this table. See Note 3 to our consolidated financial statements.
(2)	The balances for 2001 (balance sheet data only) have not been audited.
(3)	Total borrowings include participation rights liability net of discount of $40.6 million, $47.5 million and $47.7 million in 2003, 2002 and 2001, respectively.
(4)	For all reported periods, we reclassified to discontinued operations the results of properties that we intended to sell or had sold as of March 31, 2006. See Note 25 to our consolidated financial statements.